Equity Transfer Agreement

This Equity Transfer Agreement is entered into as of April 27, 2012 in __________, between:

Transferor (“Party A”): Atlantic Investment (Group) Limited

Registered Address in Hong Kong: Unit B, 8/F, Wing Yee Commercial Building, 5 Wing Kut Street, Sheung Wan, Hong Kong

Hong Kong Special Administrative Region Business Registration No.: 1372061

Legal Representative:

Executive Director (Authorized Representative): WANG Junyong    Nationality: China

ID No.: 342623197010056139

Transferee (“Party B”): YUAN Qihong        ID No.: 342623197105205336

Residence Address: 30 Building 5, Yizhu Garden, Yongmei Villa, Qixia District, Nanjing

WHEREAS:

1.           Jiangsu Danbom Mechanical & Electrical Co., Ltd. is a WFOE incorporated under the laws of People’s Republic of China, whose business license number is: 321183000045311, and whose registered office is at Jurong City, Jiangsu Province.

2.           As of the execution date (the “Execution Date”) of this Equity Transfer Agreement (hereinafter “this Agreement” or “Agreement”), Party A, as the legitimate shareholder of the Target Company, owns 100% of the equity interest in the Target Company. Party A intends to sell 100% of the equity interest in the Target Company, and Party B intends to purchase 100% of the equity interest in the Target Company assigned by Party A.

With respect to transaction of the 100% equity interest in the Target Company, Party A and Party B, through sufficient communication and friendly negotiation and based on relevant provisions in Contract Law of the People's Republic of China and Company Law of the Peoples Republic of China, hereby agree as follows:

Article 1 Definition

Both Party A and Party B come to a consensus, that unless otherwise agreed in this Agreement, certain expressions shall have the following meanings:

    1.1 “Agreement” or “this Agreement” refers to this Equity Transfer Agreement together with all related Appendix as a whole.

1.2 “Target Company” refers to Jiangsu Danbom Mechanical & Electrical Co., Ltd., and the Transferor (“Party A”) is the actual owner of the registered capital injected in the Target Company.

1.3 “Transfer Price” refers to the buying price of this Equity Transfer, including all the shareholder’s rights and interests during the Equity Transfer. Such shareholder’s rights and interests mean all the current and potential interests attached to the transferred equity interests, including the interest in all the goods and chattels, real estates, tangible and intangible assets owned by the Target Company.

1.4 “Conversion” means to convert the Target Company from a foreign invested company to a wholly domestic company.

1.5 “Closing Date” refers to the actual approval date of this Equity Transfer, namely, the date when both Parties have obtained all the approval documents including resolutions concluded by shareholder(s) of Party A and Party A’s parent company, related approval letters and registration certificates issued by relevant government administrations of approval authorities and registration authorities, and/or other legal authorities on all the applications of this Equity Transfer and Conversion of the Target Company.

1.6 “Approval Authorities” refers to the Ministry of Commerce or its designated authorities at lower levels. “Registration Authorities” refers to the State Administration for Industry and Commerce or its designated authorities at lower levels.

1.7 “Equity Change Registration” means the legitimate registration procedures for changing the owner of the 100% equity interest in the Target Company from Party A to Party B after completion of the transaction.

1.8 “Delivery Date of Management Right in Target Company” refers to the delivery date on which the Transferor hands over the management right, decision-making right, personnel right (including the right to dismiss and replace the chairman of the board, directors, supervisors, managers, deputy managers, financial officers and other senior officers), as well as the company seals, accounts and assets of the Target Company, in accordance with the provisions under this Agreement, after execution of this Agreement.

1.9 “Base Date of Equity Transfer” refers to the date on which both Parties confirm the equity price in order to complete this transaction.

Article 2 Transfer Price and Payment Method

2.1 Transfer Price: Party A and Party B both agree to appoint Zhenjiang Li Xin Assets and Real Estate Appraisal Co., Ltd. as the appraisal institution and adopt the evaluation price specified in the appraisal report concluded by the appraisal institution to be the price of this Equity Transfer. The Base Date of Equity Transfer hereby refers to the date when the equity evaluation price of Target Company is confirmed. Through evaluation in accordance with the law, the price of this Equity Transfer should be RMB 44,120,000 (in words: Forty Four Million One Hundred and Twenty Thousand).

2.2 Payment Method: within six months after the Execution Date of this Agreement, the payment should be made in one lump sum.

        Article 3 Representations and Warranties

3.1 Each of Party A and Party B or the applicable parties hereby represents and warrants as follows:

3.2 Such Party is not aware of any pending disputes, actions, arbitrations, administrative proceedings and other legal proceedings which might adversely affect the consummation of the transactions contemplated by this Agreement by the Execution Date.

 3.3 The documents, financial statements and information relevant to the Equity Transfer described in the Agreement disclosed by each Party to any parties are authentic, and no misrepresentation exists.

3.4 Party A hereby represents: Party A lawfully owns the equity rights in the Target Company to be transferred to Party B, and before the Base Date of Equity Transfer, any debts or obligations that are not disclosed to Party B is fully born by Party A, and independent to the new company after the Equity Change Registration. Before the Base Date of Equity Transfer, except for the debts and obligations incurred from violation of laws by Party A, any lawful debt or obligations which have been disclosed to Party B should be undertaken by the new company after the Equity Change Registration.

3.5 Party B hereby represents: Party B shall pay the Transfer Price as agreed in the Agreement, and the capital source for payment of Transfer Price is lawful.

Article 4 Delivery of Management Right

4.1 Delivery Date of Management Right in Target Company: it should be within twenty business days after completion of registration in the Registration Authorities. On the Delivery Date of Management Right, the Parities accomplish the handover of management right in the Target Company.

4.2 Transfer of Rights: upon the confirmation by both Parties, by the Delivery Date of Management Right, the right of decision making, management, personnel and other relevant rights possessed by the former shareholder meeting, board of directors, board of supervisors and general manager of the Target Company should be suspended. Any resolution, decision, instruction, arrangement and so forth that have been made without enforcement or has not implemented completely should not be enforced or continue to be enforced unless being confirmed by the re-built, elected or designated shareholders meeting, board of directors, board of supervisors, general manager and other senior officers after the Transferee has joined.

4.3 Transfer or Replacement of Company Seals: the Parties will transfer the accounts, files and so forth of the Target Company on the Delivery Date of Management Right. The Parties will jointly dispose of the original company seals or hand over to the Registration Authorities, and meanwhile, the Transferee shall arrange for inscription of new seals and replace the Bank Special Chop and Tax Special Chop. Party A should not retain or use any of the seals of the Target Company or blank contracts, or carry out any business activities in the name of the Target Company.

4.4 Transfer of Business License and Government Permits: on the Delivery Date of Management Right in the Target Company, the Parties will verify and hand over the business license, tax registration certificate, entity code certificate and any other licenses or permits (if applicable).

Article 5 Confidentiality

Except for the disclosure required by laws and regulations or the peremptory commands executed by the government, authorities or the court, neither Party will disclose any material or information provided by the counterparty and the Target Company in relevant to the Equity Transfer hereof to any third party. Neither Party will make announcements regarding this Agreement, or the Equity Transfer hereof in the Agreement, or any other relevant issues without the written consent of the counterparty.

Article 6 Tax Undertaking

Party A is responsible for the taxes incurred in connection with the execution and enforcement of this Agreement by any Parties of this Agreement according to the laws and regulations in the People’s Republic of China. Party B is responsible for the fees arising from any testimony, audit or change of registration relevant to this Equity Transfer.

Article 7 Liabilities for Breach of Agreement

Any violation of this Agreement, failure to perform the obligations in this Agreement, any false, materially omissive and misleading undertakings and warranties, or any violation of undertakings and warranties made by one Party will constitute a breach of this Agreement. With regard to any non-compliance made by one Party to this Agreement, the counterparty is entitled to inform the defaulting party in written notice, requesting for immediate termination of the non-compliance activities and bearing the liabilities for breach of Agreement upon the total loss thus incurred.

If the registration and delivery of the Equity Transfer are overdue due to unilateral violation of this Agreement by Party A, Party A shall pay the liquidated damages to Party B in the amount of 0.05% of the total Transfer Price for every expired day, and also compensate Party B the losses accordingly.

If the registration and delivery of the Equity Transfer are overdue due to unilateral violation of this Agreement by Party B, Party B shall pay the liquidated damages to Party A in the amount of 0.05% of the total Transfer Price for every expired day, and also compensate Party A the losses accordingly.

Article 8 Application of Law and Dispute Settlement

8.1 All the execution, effectiveness, performance, explanation, modification and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

8.2 The parties shall use their best efforts to settle all disputes arising from or in connection with this Agreement through friendly consultations. In the event that no settlement is reached through consultations, such dispute shall be submitted to the China International Economic and Trade Arbitration Commission Shanghai Sub-commission according to its rules then in effect. The arbitral award shall be final and binding upon the Parties.

8.3 During the course of arbitration, in addition to the subject matter of dispute, the Parties shall continue to perform the other rights and obligations under the Agreement.

        Article 9 Force Majeure

Should any of the Parties be prevented from performing part or all of its obligations under this Agreement by force majeure events, such as earthquake, typhoon, war and etc., the prevented Party shall notify the other Party without delay, and within 60 days thereafter provide effective evidence concerning the existence and the duration of such events. Under these circumstances, the prevented Party is accordingly exempted from liabilities for breach of Agreement.

         Article 10 Modification and/or Termination of Agreement

The Parties may modify and/or terminate this Agreement by mutual consent in the form of Modification and/or Termination Agreement signed by both Parties. This Agreement may not be modified and/or terminated by one Party without mutual consent.

        Article 11 Establishment and Effectiveness of Agreement

This Agreement is established once signed and sealed by the Parties and takes effect upon approval by relevant Approval Authorities in compliance with laws. The Parties shall handle the Equity Change Registration in relevant Registration Authorities within 30 days after the Equity Transfer Agreement becomes effective.

       Article 12 Miscellaneous

12.1 This Agreement constitutes the entire agreement between the Parties with respect to the Equity Transfer matter hereof, and supersedes all previous oral or written, expressed or implied negotiation, consultation and agreements, including but not limited to Appendix I—Framework Agreement of Equity Transfer.

12.2 For the matters that are not included in this Agreement, the Parties may sign supplementary agreements. Such supplementary agreements are integral parts of the Agreement and shall have the same legal effect as this Agreement.

12.3 This Agreement shall be executed in four originals. Each Party will hold one original, and the other two are submitted to the Approval Authorities and Registration Authorities. Each of the four originals will be deemed as the same instrument and take same effect.

12.4 Neither Party may assign any of its respective rights or obligations under this Agreement to any third party without the consent of the other Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

(Signature Page)

Transferor:

Party A (Official Seal of the Company):

Authorized Representative (Signature):

signature of WANG Junyong

seal of Atlantic Investment (Group) Limited

Transferee:

Party B:

Authorized Representative (Signature):

signature of YUAN Qihong

April 27, 2012